Exhibit (14)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Condensed Consolidated Financial Data,” “Senior Securities” and “Experts” and to the use of our reports dated (i) February 16, 2016, with respect to the consolidated financial statements of American Capital, Ltd. as of December 31, 2015, and for each of the three years in the period ended December 31, 2015, the consolidated financial highlights for each of the five years in the period ended December 31, 2015 and the schedule of investments in and advances to affiliates as of and for the year ended December 31, 2015, (ii) February 16, 2016 with respect to the effectiveness of internal control over financial reporting and (iii) July 19, 2016 with respect to the senior securities table as of December 31, 2015 of American Capital, Ltd., included in the joint Proxy Statement of Ares Capital Corporation and American Capital, Ltd. that is made part of the Pre-effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-212604) and Prospectus of Ares Capital Corporation for the registration of 110,767,419 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia
September 14, 2016